Exhibit 10.23

ACTIVISION BLIZZARD, INC.
2014 INCENTIVE PLAN
NOTICE OF PERFORMANCE-VESTING RESTRICTED SHARE UNIT AWARD

You have been awarded Restricted Share Units of Activision Blizzard, Inc. (the “Company”), as follows:

•	Your name: [ ]

•	Total number of Restricted Share Units awarded: [ ]

•	Your business unit, for vesting purposes: [ ]

•	Date of Grant: [ ]

•	Grant ID: [ ]

•	Your Award of Restricted Share Units is governed by the terms and conditions set forth in:

•	this Notice of Performance-Vesting Restricted Share Unit Award;

•	the Performance-Vesting Restricted Share Unit Award Terms attached hereto as Exhibit A;

•	the Appendix attached hereto as Exhibit B, which may include special terms and conditions relating to your country of work and/or residence (the “Appendix”); and

•	the Company’s 2014 Incentive Plan, the receipt of a copy of which you hereby acknowledge.

•
Schedule for Vesting: Except as otherwise provided pursuant to the Performance-Vesting Restricted Share Unit Award Terms attached hereto as Exhibit A, as supplemented, modified, or replaced by the special terms and conditions, if any, set forth under your country of work and/or residence in the Appendix attached hereto as Exhibit B (together, the “Award Terms”), the Restricted Share Units shall vest in accordance with the Performance-Vesting Restricted Share Unit Vesting Schedule attached hereto as Exhibit C (the “Vesting Schedule”).

•	Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Award Terms.
By accepting the Award, you are deemed to be bound by the terms and conditions set forth in the 2014 Incentive Plan, this Notice of Performance-Vesting Restricted Share Unit Award and the Award Terms.

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EXHIBIT A
ACTIVISION BLIZZARD, INC.
2014 INCENTIVE PLAN
PERFORMANCE-VESTING RESTRICTED SHARE UNIT AWARD TERMS

1.Definitions.
(a)For purposes of these Award Terms, the following terms shall have the meanings set forth below:
“Award” means the award described on the Grant Notice.
“Cause” (i) shall have the meaning given to such term in any employment agreement, service contract or offer letter between Grantee and any entity in the Company Group in effect at the time of the determination or (ii) if Grantee is not then party to any agreement or offer letter with any entity in the Company Group or any such agreement or offer letter does not contain a definition of “cause,” shall mean a good faith determination by the Company that Grantee (A) engaged in misconduct or gross negligence in the performance of his or her duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of his or her employment; (B) engaged in fraud, dishonesty, or any other conduct that causes, or has the potential to cause, harm to any entity in the Company Group, including its business reputation or financial condition; (C) violated any lawful directives or policies of the Company Group or any applicable laws, rules or regulations; (D) materially breached his or her employment agreement, service contract, proprietary information agreement or confidentiality agreement with any entity in the Company Group; (E) was convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; or (F) breached his or her fiduciary duties to the Company Group.
“Common Shares” means the shares of common stock, par value $0.000001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 10 hereof.
“Company” means Activision Blizzard, Inc. and any successor thereto.
“Company Group” means the Company and its Subsidiaries.
“Company-Sponsored Equity Account” means an account that is created with the Equity Account Administrator in connection with the administration of the Company’s equity plans and programs, including the Plan.
“Date of Grant” means the Date of Grant of the Award set forth on the Grant Notice.
“Employer” means the Subsidiary of the Company which employs Grantee.

Global Online PSU Grant Award Agreement (2019 Annual Grant)

“Equity Account Administrator” means the brokerage firm utilized by the Company from time to time to create and administer accounts for participants in the Company’s equity plans and programs, including the Plan.
“Exercise Rules and Regulations” means (i) (A) for employees who work and/or reside in the U.S., the Securities Act or any comparable U.S. federal securities law and all applicable state securities laws, and (B) for employees who work and/or reside outside the U.S., any laws applicable to Grantee which subject him or her to insider trading restrictions and/or market abuse laws or otherwise affect his or her ability to accept, acquire, sell, attempt to sell or otherwise dispose of Common Shares, rights to Common Shares (e.g., Restricted Share Units) or rights linked to the value of Common Shares during such times as he or she is considered to have “inside information” regarding the Company, (ii) the requirements of any securities exchange, securities association, market system or quotation system on which Common Shares are then traded or quoted, (iii) any restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws, and (iv) any policy or procedure the Company has adopted with respect to the trading of its securities, in each case as in effect on the date of the intended transaction.
“Grantee” means the recipient of the Award named on the Grant Notice.
“Grant Notice” means the Notice of Performance-Vesting Restricted Share Unit Award to which these Award Terms are attached.
“Plan” means the Activision Blizzard, Inc. 2014 Incentive Plan, as amended from time to time.
“Restricted Share Units” means units subject to the Award, which represent the conditional right to receive Common Shares in accordance with the Grant Notice and these Award Terms, unless and until such units become vested or are forfeited to the Company in accordance with the Grant Notice and these Award Terms.
“Section 409A” means Section 409A of the Code and the guidance and regulations promulgated thereunder.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Vested Shares” means the Common Shares to which the holder of the Restricted Share Units becomes entitled upon vesting thereof in accordance with Section 2 or 3 hereof.
“U.S.” means the United States of America.
“Withholding Taxes” means any taxes, including, but not limited to, income tax, social insurance (e.g., U.S. social security and Medicare), payroll tax, state and local income taxes, fringe benefits tax, and payment on account, required or permitted under any applicable law to be withheld from amounts otherwise payable to Grantee.
(b)Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

2.Vesting. Except as otherwise set forth in these Award Terms, the Restricted Share Units shall vest in accordance with the Vesting Schedule. Each Restricted Share Unit, upon vesting thereof, shall entitle the holder thereof to receive one Common Share (subject to adjustment pursuant to Section 10 hereof).
3.Termination of Employment.
(a)Cause. In the event that Grantee’s employment is terminated by any entity in the Company Group for Cause, as of the date of such termination of employment all Restricted Share Units shall cease to vest and any outstanding Restricted Share Units and Vested Shares that have yet to settle pursuant to Section 8 hereof, shall immediately be forfeited to the Company without payment of consideration by the Company.
(b)Other. Unless the Committee determines otherwise, in the event that Grantee’s employment is terminated for any reason other than for Cause, as of the date of such termination of employment all Restricted Share Units shall cease to vest and, with the exception of any Vested Shares that have yet to settle pursuant to Section 8 hereof, shall immediately be forfeited to the Company without payment of consideration by the Company.
4.Tax Withholding.
(a)Regardless of any action the Company or the Employer takes with respect to any Withholding Taxes related to Grantee’s participation in the Plan and legally applicable to Grantee, Grantee acknowledges that the ultimate liability for all Withholding Taxes is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (A) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Share Units, including, without limitation, the grant, vesting or payment of the Award, the subsequent sale of Vested Shares acquired, and the receipt of any dividends; and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Share Units to reduce or eliminate Grantee’s liability for Withholding Taxes or achieve any particular tax result. Further, if Grantee is or becomes subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. The Company shall have no obligation to deliver any Vested Shares unless and until all Withholding Taxes contemplated by this Section 4 have been satisfied.
(b)Prior to any relevant taxable or tax withholding event, as applicable, Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Withholding Taxes resulting from the vesting of any Restricted Share Units, the issuance or transfer of any Vested Shares or otherwise in connection with the Award at the time such Withholding Taxes become due. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents to satisfy any applicable withholding obligations with regard to all Withholding Taxes by one or a combination of the following: (i) by delivery to the Company of a bank check or certified check or wire transfer of immediately available funds; (ii)

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

through the delivery of irrevocable written instructions, in a form acceptable to the Company, that the Company withhold Vested Shares otherwise then deliverable having a value equal to the aggregate amount of the Withholding Taxes (valued in the same manner used in computing the amount of such Withholding Taxes); (iii) arranging for the sale, on Grantee’s behalf, of Vested Shares otherwise then deliverable to Grantee (valued in the same manner used in computing the amount of such Withholding Taxes); or (iv) by any combination of (i), (ii) or (iii) above. Further, any entity in the Company Group shall have the right to require Grantee to satisfy any Withholding Taxes contemplated by this Section 4 by any of the aforementioned methods or by withholding from Grantee’s wages or other cash compensation.
(c)The Company Group may withhold or account for Withholding Taxes contemplated by this Section 4 by reference to applicable withholding rates, including minimum or maximum applicable statutory rates in Grantee’s jurisdiction(s) of employment and/or residency, and if the Company Group withholds more than the amount necessary to satisfy the liability, Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares. If the obligation for Withholding Taxes is satisfied by withholding in Shares, for tax purposes, Grantee will be deemed to have been issued the full number of Vested Shares underlying the Restricted Share Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Withholding Taxes. No fractional Shares will be withheld or issued pursuant to the settlement of the Restricted Share Units and the Withholding Taxes thereunder.
5.Deemed Agreement. By accepting the Award, Grantee is deemed to be bound by the terms and conditions set forth in the Plan, the Grant Notice and these Award Terms.
6.Reservation of Shares. The Company shall at all times reserve for issuance or delivery upon vesting of the Restricted Share Units such number of Common Shares as shall be required for issuance or delivery upon vesting thereof.
7.Dividend Equivalents. The holder of the Restricted Share Units shall not be entitled to receive any payment, payment-in-kind or any equivalent with regard to any cash or other dividends that are declared and paid on Common Shares.
8.Receipt and Delivery. As soon as administratively practicable (and, in any event, within 30 days) after any Restricted Share Units vest, the Company shall (a) effect the issuance or transfer of the resulting Vested Shares, (b) cause the issuance or transfer of such Vested Shares to be evidenced on the books and records of the Company, and (c) cause such Vested Shares to be delivered to a Company-Sponsored Equity Account in the name of the person entitled to such Vested Shares (or, with the Company’s consent, such other brokerage account as may be requested by such person); provided, however, that, in the event such Vested Shares are subject to a legend as set forth in Section 15 hereof, the Company shall instead cause a certificate evidencing such Vested Shares and bearing such legend to be delivered to the person entitled thereto.

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

9.Committee Discretion. Except as may otherwise be provided in the Plan, the Committee shall have sole discretion to (a) interpret any provision of the Plan, the Grant Notice and these Award Terms, (b) make any determinations necessary or advisable for the administration of the Plan and the Award, and (c) waive any conditions or rights of the Company under the Award, the Grant Notice or these Award Terms. Without intending to limit the generality or effect of the foregoing, any decision or determination to be made by the Committee pursuant to these Award Terms, including whether to grant or withhold any consent, shall be made by the Committee in its sole and absolute discretion, subject only to the terms of the Plan. Subject to the terms of the Plan, the Committee may amend the terms of the Award prospectively or retroactively; however, no such amendment may materially and adversely affect the rights of Grantee taken as a whole without Grantee’s consent. Without intending to limit the generality or effect of the foregoing, the Committee may amend the terms of the Award (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 10 hereof) affecting any entity in the Company Group or any of the Company’s other affiliates or the financial statements of any entity in the Company Group or any of the Company’s other affiliates, (ii) in response to changes in applicable laws, regulations or accounting principles and interpretations thereof, or (iii) to prevent the Award from becoming subject to any adverse consequences under Section 409A.
10.Adjustments. Notwithstanding anything to the contrary contained herein, pursuant to Section 12 of the Plan, the Committee will make or provide for such adjustments to the Award as are equitably required to prevent dilution or enlargement of the rights of Grantee that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any change of control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration (including, without limitation, cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Award.
11.Registration and Listing. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue or transfer any Restricted Share Units or Vested Shares, and no Restricted Share Units or Vested Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered in any way, unless such transaction is in compliance with all Exercise Rules and Regulations. The Company is under no obligation to register, qualify or list, or maintain the registration, qualification or listing of, Restricted Share Units or Vested Shares with the U.S. Securities and Exchange Commission, any state securities commission or any securities exchange, securities association, market system or quotation system to effect such compliance. Grantee shall make such representations and furnish such information as may be appropriate to permit the Company, in light of the then existence or non-existence of an effective registration statement under the Securities Act relating to Restricted Share Units or Vested Shares, to issue or transfer Restricted Share Units or Vested Shares in compliance with the provisions of that or any comparable federal securities law and all

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

applicable state securities laws. The Company shall have the right, but not the obligation, to register the issuance or transfer of Restricted Share Units or Vested Shares or resale of Restricted Share Units or Vested Shares under the Securities Act or any comparable federal securities law or applicable state securities law.
12.Transferability. Subject to the terms of the Plan, and only with the Company’s consent, Grantee may transfer Restricted Share Units for estate planning purposes or pursuant to a domestic relations order (or a comparable order under applicable local law); provided, however, that any transferee shall be bound by all of the terms and conditions of the Plan, the Grant Notice and these Award Terms and shall execute an agreement in form and substance satisfactory to the Company in connection with such transfer; and provided, further that Grantee will remain bound by the terms and conditions of the Plan, the Grant Notice and these Award Terms. Except as otherwise permitted under the Plan or this Section 12, the Restricted Share Units shall not be transferable by Grantee other than by will or the laws of descent and distribution.
13.Compliance with Applicable Laws and Regulations and Company Policies and Procedures.
(a)Grantee is responsible for complying with (i) any federal, state, and local tax, social insurance, national insurance contributions, payroll tax, payment on account or other tax liabilities applicable to Grantee in connection with the Award and (ii) all Exercise Rules and Regulations.
(b)The Award is subject to the terms and conditions of any policy requiring or permitting the Company to recover any gains realized by Grantee in connection with the Award, including, without limitation, the Policy on Recoupment of Performance-Based Compensation Related to Certain Financial Restatements.
14.Section 409A.
(a)Payments contemplated with respect to the Award are intended to comply with Section 409A, and all provisions of the Plan, the Grant Notice and these Award Terms shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, (i) nothing in the Plan, the Grant Notice and these Award Terms shall guarantee that the Award is not subject to taxes or penalties under Section 409A and (ii) if any provision of the Plan, the Grant Notice or these Award Terms would, in the reasonable, good faith judgment of the Company, result or likely result in the imposition on Grantee or any other person of taxes, interest or penalties under Section 409A, the Committee may, in its sole discretion, modify the terms of the Plan, the Grant Notice or these Award Terms, without the consent of Grantee, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such taxes, interest or penalties; provided, however, that this Section 14 does not create an obligation on the part of the Committee or the Company to make any such modification, and in no event shall the Company be liable for the payment of or gross up in connection with any taxes, interest or penalties owed by Grantee pursuant to Section 409A.

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

(b)Neither Grantee nor any of Grantee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable with respect to the Award to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Grantee or for Grantee’s benefit with respect to the Award may not be reduced by, or offset against, any amount owing by Grantee to the Company.
(c)Notwithstanding anything to the contrary contained herein, if (i) the Committee determines in good faith that the Restricted Share Units do not qualify for the “short-term deferral exception” under Section 409A, (ii) Grantee is a “specified employee” (as defined in Section 409A) and (iii) a delay in the issuance or transfer of Vested Shares to Grantee or his or her estate or beneficiaries hereunder by reason of Grantee’s “separation from service” (as defined in Section 409A) with any entity in the Company Group is required to avoid tax penalties under Section 409A but is not already provided for by this Award, the Company shall cause the issuance or transfer of such Vested Shares to Grantee or Grantee’s estate or beneficiary upon the earlier of (A) the date that is the first business day following the date that is six months after the date of Grantee’s separation from service and (B) Grantee’s death.
15.Legend. The Company may, if determined by it based on the advice of counsel to be appropriate, cause any certificate evidencing Vested Shares to bear a legend substantially as follows:
“THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘ACT’), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.”
16.No Right to Employment. Nothing contained in the Grant Notice or these Award Terms shall create a right to employment or be interpreted as forming and employment or service contract with the Company, the Employer or any other entity in the Company Group and shall not interfere with the ability of the Employer to retire, request the resignation of or terminate Grantee’s employment or service relationship at any time.
17.No Rights as Stockholder. No holder of Restricted Share Units shall, by virtue of the Grant Notice or these Award Terms, be entitled to any right of a stockholder of the Company, either at law or in equity, and the rights of any such holder are limited to those expressed, and are not enforceable against the Company except to the extent set forth in the Plan, the Grant Notice or these Award Terms.

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

18.Severability. In the event that one or more of the provisions of these Award Terms shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
19.Venue and Governing Law.
(a)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Restricted Share Units or these Award Terms, the parties submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Los Angeles County, California or the federal courts of the U.S. for the Central District of California and no other courts, regardless of where the grant of the Restricted Share Units is made and/or to be performed; provided, however, that if the parties have entered into another agreement providing for a different venue or forum (e.g., a dispute resolution agreement), then the terms of such agreement will control for purposes of this provision.
(b)To the extent that U.S. federal law does not otherwise control, the validity, interpretation, performance and enforcement of the Grant Notice and these Award Terms shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.
20.Successors and Assigns. The provisions of the Grant Notice and these Award Terms shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Grantee and, to the extent applicable, Grantee’s permitted assigns under Section 12 hereof and Grantee’s estate or beneficiaries as determined by will or the laws of descent and distribution.
21.Delivery of Notices and Other Documents.
(a)Any notice or other document which Grantee may be required or permitted to deliver to the Company pursuant to or in connection with the Grant Notice or these Award Terms shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed to the Company, at its office at 3100 Ocean Park Boulevard, Santa Monica, California 90405, U.S.A. Attn: Stock Plan Administration, or such other address as the Company by notice to Grantee may designate in writing from time to time. Notices shall be effective upon delivery.
(b)Any notice or other document which the Company may be required or permitted to deliver to Grantee pursuant to or in connection with the Grant Notice or these Award Terms shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed to Grantee at the address shown on any employment agreement, service contract or offer letter between Grantee and any entity in the Company Group in effect at the time, or such other address as Grantee by notice to the Company may designate in writing from time to time. The Company may also, in its sole discretion, deliver any such document to Grantee electronically via an e-mail to Grantee at his or her Company-provided email address or

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

through a notice delivered to such e-mail address that such document is available on a website established and maintained on behalf of the Company or a third party designated by the Company, including, without limitation, the Equity Account Administrator. Notices shall be effective upon delivery.
22.Conflict with Plan. In the event of any conflict between the terms the Grant Notice or these Award Terms and the terms of the Plan, the terms of the Plan shall control.
23.Appendix. Notwithstanding anything to the contrary contained herein, the Restricted Share Units shall be subject to any special terms and conditions set forth in the Appendix for Grantee’s country of work and/or residence, both of which constitute a part of these Award Terms. Moreover, if Grantee relocates his or her work and/or residence to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable local law or facilitate the administration of the Plan.
24.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Share Units and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Waiver. Grantee acknowledges that a waiver by the Company of a breach of any provision of these Award Terms shall not operate or be construed as a waiver of any other provision of these Award Terms, or of any subsequent breach by Grantee or any other grantee of an equity award from the Company.

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Global Online PSU Grant Award Agreement (2019 Annual Grant)

EXHIBIT B

APPENDIX
TO
ACTIVISION BLIZZARD, INC.
2014 INCENTIVE PLAN
PERFORMANCE-VESTING RESTRICTED SHARE UNIT AWARD TERMS
ADDITIONAL TERMS AND CONDITIONS BY COUNTRY

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan or the Award Terms, as the case may be.

TERMS AND CONDITIONS
This Appendix includes special terms and conditions applicable to Grantees who work and/or reside in the countries covered by the Appendix. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Award Terms.
If Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transferred or transfers employment and/or residency after the Restricted Share Units were granted or is considered a resident of another country for local law purposes (i.e., Grantee is a “mobile employee”), the Company shall have the sole discretion to determine to what extent the special terms and conditions shall apply to Grantee.
NOTIFICATIONS
This Appendix also includes notifications relating to exchange control and other issues of which Grantee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of October 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Grantee vests in the Restricted Share Units or Vested Shares acquired under the Plan are sold.

In addition, the notifications are general in nature and may not apply to the particular situation of Grantee, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Grantee is a mobile employee, the information contained herein may not be applicable to Grantee in the same manner.

Global PSU Grant Award Agreement (2019 Annual Grant)

APPENDIX FOR THE UNITED STATES OF AMERICA
ADDITIONAL TERMS AND CONDITIONS OF THE
ACTIVISION BLIZZARD, INC.
2014 INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD TERMS

1.    Definitions.
(a)    For U.S. Grantees only, the following terms shall have the meanings set forth below:
“Employment Violation” means any material breach by Grantee of his or her employment agreement with any entity in the Company Group for so long as the terms of such employment agreement shall apply to Grantee (with any breach of the post-termination obligations contained therein deemed to be material for purposes of this definition).

“Look-back Period” means, with respect to any Employment Violation by Grantee, the period beginning on the date which is 12 months prior to the date of such Employment Violation by Grantee and ending on the date of computation of the Recapture Amount with respect to such Employment Violation.

“Recapture Amount” means, with respect to any Employment Violation by Grantee, the gross gain realized or unrealized by Grantee upon all vesting of Restricted Share Units or delivery or transfer of Vested Shares during the Look-back Period with respect to such Employment Violation, which gain shall be calculated as the sum of:
(i)    if Grantee has received Vested Shares during such Look-back Period and sold any such Vested Shares, an amount equal to the sum of the sales price for all such Vested Shares; plus
(ii)    if Grantee has received Vested Shares during such Look-back Period and not sold all such Vested Shares, an amount equal to the product of (A) the greatest of the following: (1) the Market Value per Share of Common Shares on the date such Vested Shares were issued or transferred to Grantee, (2) the arithmetic average of the per share closing sales prices of Common Shares as reported on Nasdaq for the 30 trading day period ending on the trading day immediately preceding the date of the Company’s written notice of its exercise of its rights under Section 3 hereof, or (3) the arithmetic average of the per share closing sales prices of Common Shares as reported on Nasdaq for the 30 trading day period ending on the trading day immediately preceding the date of computation, times (B) the number of such Vested Shares which were not sold.

Global PSU Grant Award Agreement (2019 Annual Grant)

2.    Conflict with Employment Agreement or Plan. In the event of any conflict between the terms of any employment agreement, service contract or offer letter between Grantee and any entity in the Company Group in effect at the time and the terms of the Grant Notice or these Award Terms, the terms of the Grant Notice or these Award Terms, as the case may be, shall control. In the event of any conflict between the terms of any employment agreement, service contract or offer letter between Grantee and any entity in the Company Group in effect at the time and the terms of the Plan, the terms of the Plan shall control.
3.    Employment Violation. The terms of this Section 3 shall apply to the Restricted Share Units if Grantee is or becomes subject to an employment agreement with any entity in the Company Group. In the event of an Employment Violation, the Company shall have the right to require (a) the forfeiture by Grantee to the Company of any outstanding Restricted Share Units or Vested Shares which have yet to settle pursuant to Section 8 of Exhibit A and (b) payment by Grantee to the Company of the Recapture Amount with respect to such Employment Violation; provided, however, that, in lieu of payment by Grantee to the Company of the Recapture Amount, Grantee, in his or her discretion, may tender to the Company the Vested Shares acquired during the Look-back Period with respect to such Employment Violation (without any consideration from the Company in exchange therefor). Any such forfeiture of Restricted Share Units and payment of the Recapture Amount, as the case may be, shall be in addition to, and not in lieu of, any other right or remedy available to the Company arising out of or in connection with such Employment Violation, including, without limitation, the right to terminate Grantee’s employment if not already terminated and to seek injunctive relief and additional monetary damages.

Global PSU Grant Award Agreement (2019 Annual Grant)

EXHIBIT C
ACTIVISION BLIZZARD, INC.
2014 INCENTIVE PLAN
PERFORMANCE-VESTING RESTRICTED SHARE UNIT VESTING SCHEDULE
Except as otherwise provided under the Award Terms, the Restricted Share Units awarded to you will vest in full on or prior to the 30th day of the third month after the end of the third full year hereafter (i.e., March 30, 2023), provided you remain continuously employed by the Company or one of its Subsidiaries through such date, as follows:

No. of Restricted Share Units Vesting at Vesting Date	If, and Only If, the Committee Determines that the Following Has Occurred
Number equal to the Annual Target Amount, as adjusted by the Performance Factor for the first full year hereafter and rounded to the nearest whole number	The Business Unit’s Non-GAAP OI for the first full year hereafter is no more than 15% less than the Non-GAAP OI objective for the Business Unit set forth in the AOP for such year

Number equal to the Annual Target Amount, as adjusted by the Performance Factor for the second full year hereafter and rounded to the nearest whole number	The Business Unit’s Non-GAAP OI for the second full year hereafter is no more than 15% less than the Non-GAAP OI objective for the Business Unit set forth in the AOP for such year

Number equal to the Annual Target Amount, as adjusted by the Performance Factor for the third full year hereafter and rounded to the nearest whole number	The Business Unit’s Non-GAAP OI for the third full year hereafter is no more than 15% less than the Non-GAAP OI objective for the Business Unit set forth in the AOP for such year

For purposes of this Vesting Schedule the following terms shall have the meanings set forth below:
“Annual Target Amount” is a number of Restricted Share Units equal to one-third of the number of Restricted Share Units awarded as set forth in the Grant Notice.
“AOP” means the annual operating plan established by the Board for the relevant year and as approved by the Committee (including with any modifications determined by the Committee) for use in connection with this Award on or prior to the 90th day of that year.

“Business Unit” means the business unit identified in the Grant Notice (and, for the sake of clarity, if your business unit is identified as “the Company” that means Activision Blizzard, if your business is identified as “Advertising”, that means the Company’s advertising group, if your business is identified as “ATVI Publishing”, that means Activision Publishing, if your business unit is identified as “Blizzard”, that means Blizzard Entertainment, if your business is identified as “CPD”, this means the consumer products division of the Company, and if your business is identified as “King”, that means King Digital Entertainment. Notwithstanding the foregoing, prior to the vesting of the Restricted Share Units, the Company, in its sole discretion, may adjust the performance objective for the relevant year by substituting the Non-GAAP OI and AOP Non-GAAP OI objective of one or more new or additional business units or activities for that of your original business unit or activity or by prorating or otherwise combining the Non-GAAP OI and AOP Non-GAAP OI objective of the applicable business units or activities, in each case for purposes of determining whether or not the conditions of the unvested Restricted Share Units have been satisfied.
“Non-GAAP OI” means non-GAAP operating income, calculated using the same accounting policies and otherwise in a manner consistent with the calculation of such measurement in the AOP. The Business Unit’s Non-GAAP OI shall also take into consideration the portion of any corporate contingency considered by the Committee at the time performance goals are established to the extent allocated to the Business Unit. Moreover, for the purposes of this Award, consistent with historic executive compensation practices, non-GAAP OI currently excludes the impact of any extraordinary transaction (defined as a non-recurring corporate transaction or legal expense matter which results in expenses exceeding $10 million). Any proposed changes to the accounting policies, or the manner of calculation, that would affect Non-GAAP OI for purposes of this Award may be approved by the Committee in its sole discretion.
“Performance Factor” means that (i) for each 1% that the absolute difference between the Business Unit’s Non-GAAP OI for the applicable year, as a percentage of AOP on an absolute basis for such year, is above the Non-GAAP OI objective for the Business Unit set forth in the AOP for such year, the Annual Target Amount is increased by 1%, up to a maximum increase of 25%, with linear interpolation between points, and (ii) for each 1% that the absolute difference between the Business Unit’s Non-GAAP OI for the applicable year, as a percentage of AOP on an absolute basis for such year, is below the Non-GAAP OI objective for the Business Unit set forth in the AOP for such year, the Annual Target Amount is decreased by 1%, with linear interpolation between points.

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Global PSU Grant Award Agreement (2019 Annual Grant)